                                                                    EXHIBIT 10.9

                            SALES AGREEMENT

This AGREEMENT made and entered as of April 1, 2004, by and among YASKAWA ELECTRIC CORPORATION, a company organized and existing under the laws of Japan, whose registered office is at 2-1, Shiroishi Kurosaki, Yahatanishi-Ku, Kitakyusyu, Japan (hereinafter referred to as "YASKAWA"), and SYNETICS Solutions, Inc., a corporation organized and existing under the laws of Oregon, USA, whose registered office is at 18870 NE Riverside Parkway, Portland, Oregon, 97230, USA, (hereinafter referred to as "SYNETICS").

WITNESSETH THAT:

WHEREAS, YASKAWA is in the business of manufacturing and developing the products.

WHEREAS, SYNETICS desires to secure the right to sell the Products hereinafter defined in the Territory hereinafter referred to as "Territory".

NOW, THEREFORE, in consideration of the premises and mutual undertakings hereinafter set forth the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

1.1      "Products" as used herein shall mean those Products set forth in
         Schedule 1.1 of this Agreement.

1.2     "Territory" as used hereinafter shall mean Western Hemisphere.

ARTICLE 2 GRANT OF SALES RIGHTS

2.1 YASKAWA hereby grants SYNETICS (1) an exclusive right to sell the Products for use in semiconductor manufacturing equipment (including all components thereof, parts therefor and related services) sold to customers located in the Territory and (2) a nonexclusive right to sell the Products for use in semiconductor manufacturing equipment sold to subsidiaries of customers with world headquarters located in the Territory.

2,2 Notwithstanding 2.1, even if outside of the Territory SYNETICS may sell the Products exclusively to existing subsidiaries of Applied
         Materials, Inc., KLA-Tencor corporation, and Novellus Systems, Inc.

ARTICLE 3 PRICE AND PAYMENT

3.1 The price of the Products shall be set forth separately including Standard Exchange Rate (SER).

3.2 Taking into account the changes in the production cost, freight, market conditions and other factors that may affect the price of the Products, both parties have a right to propose the revision of the price of the Products at any time during the term of this AGREEMENT. Any price changes must be agreed to in writing by both parties. Standard (non-modified) Products will be priced to SYNETICS on annual basis, provided that YASKAWA shall give SYNETICS three months notice of any price increase.

3.3 YASKAWA warrants to SYNETICS that the prices charged to SYNETICS during the term of this

         Agreement shall be no higher than the prices YASKAWA charges to any other customer for comparable products and comparable services. In the event YASKAWA charges any other customer a price lower than the price YASKAWA charges SYNETICS for comparable products or services, YASKAWA shall promptly notify SYNETICS of such lower price, and SYNETICS shall be entitled to such lower price effective as of the date the lower price was charged to the other customer.

3.4 Unless otherwise mutually agreed, payment terms for the Products between SYNETICS and YASKAWA shall be in U.S. dollars. Payment from SYNETICS to YASKAWA will be due one hundred twenty (120) days after the bill of lading date, or at such other date as the parties may mutually agree.

3.5 In case that there is fluctuation between the applied conversion rate pursuant to Article 3.1 and exchange rate (yen/dollars) on the date of actual payment, YASKAWA and SYNETICS will share the exchange rate pricing impact based on the following formula.

         FOB JAPAN X * SER/(SER + A)/2

         A = "The average of the closing on buying and selling prices of New York City's Foreign Exchange Market during the last one month, which is given in the Chicago edition of The Wall Street Journal."

ARTICLE 4 SHIPMENT

4.1 YASKAWA shall in good faith make shipments in accordance with YASKAWA's separate sales acknowledgment to be issued and given to SYNETICS for each individual order from SYNETICS whose details are discussed and confirmed beforehand between YASKAWA and SYNETICS.

ARTICLE 5 WARRANTY

5.1 SYNETICS and YASKAWA recognize that the fundamental understanding of this Article 5 is to recover from failures as soon as possible and satisfy requirements of both parties' users.

         YASKAWA warrants the Products to be free from defects in material, design and workmanship (hereinafter called the "Warranty") for a period of twelve (12) months from the date of installation, or for a period of eighteen (18) months from the date of the Bill of Lading, whichever period expires first (such period shall hereinafter be called the "Warranty Period").

5.2 This Warranty shall be limited to repair or replacement of the defective parts by YASKAWA free of charge. In case within Warranty Period the defective parts will be sent back to YASKAWA for repair, the transportation fee shall be borne by YASKAWA. After finishing repair, YASKAWA shall return the repaired parts to SYNETICS at YASKAWA's expense. However if SYNETICS repairs the defective parts of the Products with prior written approval of YASKAWA, the necessary expenses thereof shall be borne by YASKAWA within the Territory.

ARTICLE 6 AFTER-SALES SERVICE

6.1 During the term of this Agreement, SYNETICS shall service all Products in the Territory sold by SYNETICS during the term of this Agreement. The domain of such service shall be clarified separately.

6.2 YASKAWA agrees to supply SYNETICS with adequate information and service instructions, manuals and spare parts lists in English, as the same may be in effect from time to time, and agrees to receive a reasonable number of technically qualified engineers of SYNETICS to give SYNETICS training on the service of the Products.

ARTICLE 7 TERM OF AGREEMENT

7.1 This Agreement shall effect five (5) years and thereafter, shall be renewed every year unless either party gives the other notice of its intent not to renew at least six (6) months prior to the next renewal date.

7.2 YASKAWA may change the right of SYNETICS to sell Products in the Territory from exclusive to non-exclusive if SYNETICS' annual purchase of robots from YASKAWA numbers less than the number of robots purchased by SYNETICS in calendar year 2003 (270 robots), provided that such number is adjusted annually in proportion to changes in the Global Semiconductor Wafer Fab Equipment Market as published in the Worldwide Semiconductor Equipment Market Statistics (SEMIS) Report (or successor thereto).


ARTICLE 8 TERMINATION

8.1 If there is any breach and/or violations of the provisions of this AGREEMENT by YASKAWA or SYNETICS during the term of this AGREEMENT, the defaulting party shall first of all endeavor to settle the matter as soon and amicably as possible to the satisfaction of the non-defaulting party.

         Unless the settlement of relevant matter is done within sixty (60) days after the notification of such default in writing by the non-defaulting party, such non-defaulting party has the right to cancel unconditionally this AGREEMENT in writing without payment of any compensation.

8.2 A non-involved party may terminate this Agreement by giving a written notice of termination to the other party if YASKAWA or SYNETICS:

         1)       makes an assignment for the benefit of creditors,

         2) is the subject of any voluntary or involuntary case under the applicable law regarding bankruptcy, insolvency, reorganization, adjustment of debt or other form of relief for debtors in any jurisdiction and, if involuntary, such case is not dismissed within sixty (60) days,

         3) has a receiver, trustee, liquidator for it or for any substantial part of its property,

         4)       is the subject of dissolution or liquidation proceedings,

         5) completes a consolidation or merger of such corporation with or into a third party in which the shareholders of such corporation immediately prior to such transaction or series of related transactions shall own securities representing less than a majority of the voting power of the surviving corporation or entity immediately after such transaction or series of related transactions,

         6) discontinues the business relating to the Products for any reason,

         7) transfers whole or an important part of the business relating to the Products to a third party,

         8) is unlikely to fulfill its obligations under this Agreement because of significant changes of its assets, credit or business positions.

8.3 Upon termination of this Agreement, whether as herein provided or by operation of law or otherwise, all rights granted, or obligations undertaken hereunder shall terminate forthwith except:

         1) YASKAWA's obligation to deliver to SYNETICS all orders for the Products accepted by YASKAWA prior to the effective date of termination,

         2)       YASKAWA's obligation to warrant such Products pursuant to
                  Article 5 of this Agreement,

         3) SYNETICS' obligation provided for in Article 6 and 8 of this Agreement,

         4) SYNETICS' obligation to pay any amount which was or became due to YASKAWA prior to termination, or becomes due after termination, and

         5)       the licenses granted pursuant to Article 10 of this Agreement.

ARTICLE 9 CONFIDENTIALITY

During the term of this Agreement and thereafter both parties shall not disclose any confidential information it may acquire in connection with the Products, this Agreement or performance thereof. The obligations of this paragraph shall not apply to information that is now or becomes generally known to the public, information already known at the time of disclosure, information rightfully received from a third party without obligation of confidentiality, and information independently developed without use of the other party's confidential information.

ARTICLE 10 CUSTOM DEVELOPMENTS

YASKAWA and SYNETICS will work together on custom development efforts as requested by SYNETICS. SYNETICS agrees to bear the reasonable cost of such development. SYNETICS shall have a perpetual, royalty free license, to use and commercially exploit the work product in semiconductor equipment manufacturing, which license shall be exclusive in the Territory.

ARTICLE 11 FORCE MAJEURE

Neither of the parties to this Agreement shall be liable for any obligation under this Agreement, if fulfillment of such obligation has been delayed, hindered or prevented by force majeure, including strikes, riots, lockouts, civil commotion, war, or any circumstances beyond the control of the parties; provided that if such inability to perform continues for a period in excess of 90 days, the non-involved party may terminate this Agreement upon thirty (30) days' prior written notice. A party involved in such events shall give the other party notice of the existence of any condition claimed to excuse the notifying party's performance promptly upon discovery of same, and promptly upon cessation of same.

ARTICLE 12 NOTICE

12.1 Any notice in connection with this AGREEMENT or performance thereunder shall be sent in Japanese or English to the following addresses or such other addresses as the parties may notify each other from time to time by a registered air mail or fax.

         TO:  YASKAWA ELECTRIC CORPORATION

              Robotics Automation Division
              2-1 Shiroishi Kurosaki
              Yahata-Nishi KU, Kitakyushu City
              Japan
              ATTN: Yoshikatsu Minami

         TO:  SYNETICS SOLUTIONS, INC.
              18870 NE Riverside Parkway,
              Portland, Oregon, 97230
              USA
              ATTN: Greg Marvell

12.2 All notices mentioned above shall be deemed to have been given at the time of dispatch.

ARTICLE 13 GOVERNING LAW AND ARBITRATION

13.1 The formation, Validity, construction and performance of this Agreement shall be governed by the laws of Oregon, USA.

13.2 Any disputes and controversies arising out of or relating to this Agreement or for the breach thereof that can not otherwise be settled amicably between the parties shall be submitted to arbitration to be carried out either in Tokyo, Japan or in Portland, Oregon, USA at the jurisdiction of the defendant. Such arbitration shall be conducted in accordance with the rules of the Japan-American Trade Arbitration Agreement of September 16, 1952. The decision of such arbitration proceedings shall be conclusive and binding upon the parties hereto.

ARTICLE 14 ASSIGNMENT

Neither this Agreement nor any rights or privileges under it shall be assignable by either of the parties without the prior written consent of the other party.

ARTICLE 15 WAIVER OF BREACH

The failure of either party to require the performance of any terms of this Agreement or the waiver by either party of any breach under this Agreement shall not prevent a subsequent enforcement of such terms, nor be deemed a waiver of any subsequent breach.

ARTICLE 16 ENTIRE AGREEMENT

This Agreement constitutes the entire and only agreement between the parties hereto in relation to the sale of the Products.

ARTICLE 17 CHANGE OF AGREEMENT

This Agreement shall be changed, modified or amended by the parties, provided that such change, modification or amendment shall be in writing and be signed by respective parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement in duplicate to be executed as of the day and year first above written.


                                        Yaskawa Electric Corporation

                                        YOSHIKATSU MINAMI
                                        ------------------------------
                                        Yoshikatsu Minami
                                        General Manager
                                        Robotics Automation Division

                                        Synetics Solutions, Inc.

                                        GREG MARVELL
                                        ------------------------------
                                        Greg Marvell
                                        President and CEO

                             Schedule 1.1 "Products"

"Products" mean with the following type name consisting of the following units made by YASKAWA used in the semiconductor industry.

1.       All of XU-RC series Product
         [RC] covers all of SCARA type clean manipulators with those controllers.

2.       All of XU-RV series Product
         [RV] covers all of SCARA type vacuum manipulators with those controllers

3.       All of XU-RW series Product
         [RW] covers all of SCARA type waterproof and/or chemical proof manipulators with those controllers.

4.       All of XU-ACP series Product
         [ACP] covers all of clean Pre-Aligners with those amplifiers and/or controllers.

5.       All of XU-AVP series Product
         [AVP] covers all of vacuum Pre-Aligners with those amplifiers and/or controllers

6.       All of XU-ACT series Product
         [ACT] covers all of X-Axis Units to be utilized with any RC series product.